Contact:
Mary Coleman	Kelly Sullivan / Jennifer Friedman
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com / jfriedman@joelefrank.com
(732) 418-9300	(212) 355-4449

For Immediate Distribution

SAVIENT PHARMACEUTICALS NAMES KENNETH J. ZUERBLIS CHIEF FINANCIAL OFFICER

EAST BRUNSWICK, N.J. – September 12, 2011, – Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced the appointment of Kenneth J. Zuerblis as Executive Vice President & Chief Financial Officer, effective today. Mr. Zuerblis brings over 30 years of financial and operational experience to Savient and will be responsible for all financial, accounting and investor relations functions of the company. Mr. Zuerblis will report directly to John H. Johnson, Chief Executive Officer and President of Savient.

“Ken brings to Savient a valuable combination of strategic, financial, operational and public company experience,” said Mr. Johnson. “He has an impressive track record of growing organizations into profitable biopharmaceutical companies. I am confident that Ken’s extensive experience will make him a tremendous asset to the company as we work toward achieving our goal of bringing KRYSTEXXA(R), the first and only FDA approved therapy for the treatment of refractory chronic gout, to the patients who need it around the world.”

“Joining Savient at this stage in the development of KRYSTEXXA is a tremendous opportunity,” said Mr. Zuerblis. “I look forward to working with John and the entire team to build upon the momentum KRYSTEXXA is gaining in the marketplace.”

Most recently, Mr. Zuerblis served as Chief Financial Officer and Senior Vice President of ImClone Systems, which develops targeted biologic cancer treatments, where he was responsible for leadership of all financial and investor relations operations until it was acquired by Eli Lilly and Company in November 2008.

Prior to ImClone, Mr. Zuerblis served as Chief Financial Officer of Enzon Pharmaceuticals Inc., the company that developed the first three FDA approved products using PEGylation technology. Most notably during Mr. Zuerblis’ 14 year tenure, Enzon transformed from an early stage biotechnology company into a fully integrated biopharmaceutical company with five marketed products. Prior to that position, Mr. Zuerblis was at KPMG LLP where he held positions of increasing responsibility over a ten-year period. Mr. Zuerblis currently serves as a director on the boards of Immunomedics Inc., Resverlogix Corporation and The New Jersey Technology Council.

Mr. Zuerblis succeeds David Gionco, Group Vice President, Chief Financial Officer and Treasurer, who has been offered a position to remain with the company. Mr. Johnson added, “David stepped into the CFO role at a very uncertain time in our history. On behalf of Savient’s Board of Directors and management team, I would like to thank David for his significant contributions and service to Savient.”

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA(R) (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company’s website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the safety and efficacy of KRYSTEXXA(R), status of our KRYSTEXXA marketing efforts and additional plans related thereto, market demand and reimbursement for KRYSTEXXA, our view of the refractory chronic gout (RCG) market size based on the completion of our recent comprehensive study, and our market expansion plans including our MAA filing before the EMA are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to commercialize KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; our ability to retain the personnel whom we have hired and to hire the remaining personnel necessary to complete the build out of our commercial team; our reliance on third parties to manufacture KRYSTEXXA; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payers and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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